EXHIBIT 99.01

NRG Energy Announces Indonesian Project Write-down

Minneapolis, October 6, 1998    - NRG Energy, Inc. (NRG), a wholly-owned
subsidiary of Northern States Power Company (NYSE:NSP), announced that it will write down its accumulated project development expenditures for the West Java,
 Indonesia project, due to the current uncertainties surrounding all infrastructure projects in Indonesia. The write-down for this project will be $20 million on a pre-tax basis and $13.3 million after tax. The project involves a 400 megawatt, coal-fired power station in Cilegon, West Java, Indonesia

NRG has also reviewed all international projects in development and has created a reserve of $2 million against 1998 earnings ($3.3 million pre-tax) for other project write-downs that may be required.

The West Java transaction will be characterized as a nonrecurring event. Similarly, NRG recorded nonrecurring gains and losses in 1995 and 1997 from project settlements and sale of projects. NRG's earnings from ongoing operations for the third quarter and for the year continue to be strong.

David Peterson, chairman, president and CEO of NRG, indicated that while NRG actively pursues development in certain emerging markets, the company continually assesses its portfolio relative to company guidelines. As of the end of June 1998, NRG's investment portfolio was weighted as follows:

   				United States           39%
							Australia               36%
							Germany                 12%
							South America           10%
							Canada                   1%
							Czech Republic           1%
							Indonesia                1%

Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG. For more information regarding these risks and uncertainties, review NRG's filings with the Securities and Exchange Commission.


Contact:
Trudy Marshall
Director Communications
612/373-5410